                                                            EXHIBIT 99.1
FOR IMMEDIATE RELEASE

CONTACT: Linwood A. Lacy, Jr.                     Bruce L. Lev
         President and Chief Executive Officer    Vice President and General
                                                    Counsel
         (203) 899-4301                           (203) 899-4529
         lacyl@mwhse.com                          levb@mwhse.com

                  MICRO WAREHOUSE, INC. SETTLES CLASS ACTION LAWSUIT

Norwalk, CT, September 3, 1997 -- Micro Warehouse (NASDAQ: MWHS) today announced that it has reached a tentative settlement of the consolidated securities class action lawsuit pending in the U.S. District Court for the District of Connecticut. This represents the resolution of 11 separately filed securities class action lawsuits against the Company. As previously reported, these lawsuits naming Micro Warehouse, Inc. and some of its officers, former officers and directors as defendants arose out of the Company's announcements in September and October, 1996 that it intended to restate certain prior financial statements covering the 1992 through 1995 fiscal years. The proposed settlement provides for the payment of thirty million dollars ($30,000,000), up to nine million dollars ($9,000,000) of which may, at the Company's option, be in the form of freely tradeable common stock. The agreement is contingent on completion of confirmatory discovery, negotiation and execution of a definitive settlement stipulation, notice to members of the class and a hearing and approval by the U.S. District Court.

Linwood A. "Chip" Lacy, Jr., President and Chief Executive Officer said "We are pleased to be able to announce this settlement. It represents an important step in resolving all pending shareholder claims against the Company prompted by the disclosures described in the financial restatements."

The Company noted that the reported settlement does not include settlement of the consolidated lawsuit brought by the holders of approximately 1.3 million shares against the Company and certain of its officers, former officers and directors in Santa Clara County, California, arising out of the stock merger between the Company and Inmac Corp. on January 25, 1996. Additionally, the settlement does not include resolution of the shareholder derivative action pending in the U.S. District Court for the District of Connecticut or the ongoing Securities and Exchange Commission formal investigation into the events underlying the financial restatements.

Micro Warehouse, Inc. is a specialty catalog retailer and direct marketer of brand name personal computers, computer software, accessories, peripheral and networking products to commercial and consumer customers. The Company markets its products through frequent mailings of its distinctive, colorful catalogs, Internet catalog sites on the worldwide web and dedicated telemarketing account managers who focus on corporate, education and government accounts.

                                         ***